Exhibit 99.1

                                          Contact:      Elisabeth J. Gabrynowicz
                                                                  (804) 782-1449
                                                               Kathleen A. Burns
                                                                  (904) 366-2949

                         CSX OPERATING NEW RAIL NETWORK
              Conrail properties integrated into 23,000-mile system

        RICHMOND, Va., June 1, 1999 - More than two years of intensive planning and unprecedented testing come to fruition today as CSX Corporation (NYSE: CSX) begins operating its share of Conrail.
        "This is an historic day," said John W. Snow, chairman, president and chief executive officer. "Today our vision of creating a revitalized and competitive eastern rail system will begin to be realized."
        The "new" CSX Transportation Inc. (CSXT), the rail unit of CSX, will now operate about 4,400 more route miles of track. About 6,200 former Conrail employees join the CSXT ranks today.
        "The integration planning process has been the most extensive and comprehensive ever, with two primary goals in mind - safety and customer service," said A. R. "Pete" Carpenter, president and CEO of CSXT. "CSXT and Conrail employees have worked hard to get us to this point - but we all know that the real work is just beginning. Our job now is to implement the integration well."
        Over the last two years, CSXT has hired more than 1,500 train crew members, purchased nearly 300 new locomotives and invested more than $500 million in capital improvements in preparation for the integration.

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        CSXT's  expanded  rail  system  will  offer  broader  market  reach  for shippers, single-line service to every major market in the eastern United States and direct rail access to more ports than any railroad in the nation. For the first time in a generation, rail competition will be reintroduced to the Northeastern United States. The new network is expected to take more than a million truckloads off the highways as improved service attracts more freight to rail.
        CSX and Norfolk Southern Corporation announced the joint acquisition of Conrail in April 1997 and filed with the federal Surface Transportation Board
(STB) in June of that year their joint application to acquire and allocate Conrail's predominantly Northeastern routes. The STB voted unanimously on June 8, 1998, to approve the transaction. The acquisition has received broad and ongoing support from shippers, labor unions, public officials, safety and health organizations and environmental groups.
        CSX Transportation and its 34,500 employees provide rail transportation and distribution services over a 22,700 route mile network in 23 states, the District of Columbia and two Canadian provinces. CSXT is a business unit of CSX Corporation, based in Richmond, Va., an international transportation company providing rail, intermodal, container-shipping and contract logistics services worldwide.
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                   CSX's Internet address: http://www.csx.com